Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Blonder Tongue Laboratories, Inc. and Subsidiaries on Forms S-8 (File Nos. 333-126064, 333-150755, 333-174303, 333-196370, 333-213318 and 333-228925) of our report dated April 17, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Blonder Tongue Laboratories, Inc. as of December 31, 2022 and for the years ended December 31, 2022 and 2021, which report is included in this Annual Report on Form 10-K of Blonder Tongue Laboratories, Inc. for the year ended December 31, 2022.

/s/ Marcum llp

Marcum llp

New York, NY

April 17, 2023